Exhibit 99.1

                 Definitive Agreement Signed in Planned
          Merger of Dade International and Behring Diagnostics



     DEERFIELD, Illinois (July 10, 1997) - Dade International and

Hoechst AG said today that they have completed a definitive agreement for the previously announced merger of Dade with Hoechst's Behring

Diagnostics business unit.  The companies also are proceeding with the regulatory approval process for the merger, with both the U.S.

government and the European Union.


     Depending on the length of the regulatory review, the merger is expected to be completed by late summer or early fall.  The resulting stand-alone company, to be named Dade Behring Inc., will have annual sales of more than $1.5 billion, approximately 8,700 employees,

operations across the industrialized nations, and the broadest available offering of products and services for clinical laboratories in hospitals and elsewhere.  Approximately half of Dade Behring's sales will be in the United States and half in other countries.


     The merger is an equity transaction under which Hoechst will own

32.5 percent of Dade Behring and Dade's current owners---Bain Capital,

Goldman Sachs Capital Partners and Dade's management---will own the balance.  Scott Garrett, chairman and chief executive officer of Dade

International, will be the chief executive of Dade Behring.  Uwe Bicker,

M.D., Ph.D., chairman and chief executive officer of Behring Diagnostics,

will serve as executive chairman of Dade Behring.


     Dade International's current headquarters in Deerfield, Illinois,

will serve as headquarters for the combined company, with a branch office in Frankfurt, Germany.  Dade has 5,500 employees at operations in
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16 countries in North and South America, Europe and the Asia-Pacific

region.  Its annualized 1996 sales were approximately $900 million.

Dade has leadership positions in clinical chemistry, automated microbiology, hemostasis, laboratory quality controls and cardiac immunodiagnostics.


     Behring Diagnostics, headquartered in Frankfurt, has 3,200 employees and operations in 20 countries.  Its 1996 sales were approximately $650 million.  Behring Diagnostics' products, including several leadership positions, serve in plasma-protein testing,

infectious-disease testing, coagulation, testing for drugs of abuse,

therapeutic drug monitoring, and immunochemistry.